Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

June 18, 2008

014239.0222

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, pursuant to Rule 415 under the Act, of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), certain legal matters in connection with such securities are being passed upon for you by us. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date (the “Charter Documents”), and the originals, or copies, certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In connection with this opinion, we have assumed that:

(a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act;

(b) all shares of Common Stock will be offered, issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;

(c) the Board of Directors of the Company or, to the extent permitted by the General Corporation Law of the State of Delaware and the Charter Documents, a duly constituted and acting committee thereof (such Board of Directors or committee thereof being hereinafter referred to as the “Board”) will have taken all necessary corporate action to authorize the issuance of the shares of Common Stock, and to authorize the terms of the offering and sale of such shares and related matters;

Cabot Oil & Gas Corporation	June 18, 2008

(d) a definitive purchase, underwriting or similar agreement with respect to any shares of Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (the “Underwriting Agreement”);

(e) all shares of Common Stock, and any certificates in respect thereof, will be delivered in accordance with the provisions of the applicable Underwriting Agreement approved by the Board upon payment of the consideration therefor provided for therein; and

(f) certificates representing the shares of Common Stock will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Charter Documents; there will be sufficient shares of Common Stock authorized under the Charter Documents and not otherwise issued or reserved for issuance; and the purchase price therefor payable to the Company will not be less than the par value of such shares.

Based on our examination as aforesaid, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. Upon the original issuance by the Company of shares of Common Stock, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectuses forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.